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                                                                   EXHIBIT 23(e)


                        Consent of D.A. Davidson & Co.



  We hereby consent to the use of our opinion letter dated February 10, 1994 to the Board of Directors of Bank of Montana System included as Exhibit C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly-owned subsidiary of Norwest Corporation with and into Bank of Montana System and to the references to such opinion and to our opinion letter dated September 13, 1993 to the Board of Directors of Bank of Montana System in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under
  Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      D.A. DAVIDSON & CO.



                                      By:  /s/ Mark J. Semmens
                                           _____________________
                                      Mark J. Semmens
                                      Vice President



  February 10, 1994